Exhibit 11.1

                      DI INDUSTRIES, INC. AND SUBSIDIARIES

             COMPUTATION OF PRIMARY AND FULLY DILUTED LOSS PER SHARE
                       (In thousands except share amounts)


                                                                       Three                               Nine
                                                                    Months Ended      Year Ended       Months Ended       Year Ended
                                                                     March  31,       December 31,     December 31,        March 31,
                                                                        1996              1995             1994              1994
                                                                     -----------       -----------       --------          --------

Weighted average shares of common stock outstanding ...........           38,669            38,669         38,641            38,416

Stock options (treasury stock method) .........................             --(A)             --(A)          26(A)             6 (A)
                                                                     -----------       -----------       --------          --------

Weighted average shares for primary loss per
    share calculation .........................................           38,669            38,669         38,667            38,422

Stock options (treasury stock method) .........................             --(B)             --(B)          --(B)             --(B)

Weighted average shares for fully diluted loss
    per share calculation .....................................           38,669            38,669         38,667            38,422
                                                                     ===========       ===========       ========          ========

Net loss applicable to common stock ...........................      $    (1,641)      $   (13,447)      $ (2,209)         $ (2,658)
                                                                     ===========       ===========       ========          ========

Loss per common share:

    Primary ...................................................      $      (.04)      $      (.35)      $   (.06)         $   (.07)
                                                                     ===========       ===========       ========          ========

    Fully diluted .............................................      $      (.04)      $      (.35)      $   (.06)         $   (.07)
                                                                     ===========       ===========       ========          ========

Note: Reference is made to Note 1 to Consolidated Financial Statements regarding computation of per share amounts.

(A) Included in accordance with Regulation S-K Item 601(b)(11) although not required to be provided for by Accounting Principles Board Opinion No. 15 because the effect is insignificant.

(B) Closing price less than average price, therefore not included in accordance with Regulation S-K Item 601(b) (11).